Exhibit 3.13

TG-17, INC.

FIRST AMENDMEN TO CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES B-1 PREFERRED STOCK

PURSUANT TO NRS 78.1955 OF THE

NEVADA REVISED STATUTES

The undersigned, Doron Kempel, does hereby certify that:

1. The undersigned is the Chief Executive Officer of TG-17, Inc., a Nevada corporation (the “Corporation”).

2. On or about August 12, 2025, the Corporation filed the Certificate of Designation of Preferences, Rights and Limitation of Series B-1 Preferred Stock (the “Certificate”) with the Nevada Secretary of State.

3. On November 10, 2025, the board of directors of the Corporation and the requisite shareholders of the Corporation duly adopted and approved the following amendments to the Certificate:

A.	The following defined term is hereby added to Section 1 of the Certificate:

“Change of Control Event” shall mean the occurrence of any of the following in one or a series of related transactions:

(i) one or more acquisitions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their affiliates;

(ii) a replacement of more than a majority of the members of the board of directors of the Corporation that is not approved by those individuals who are members of the board on the date hereof (or other directors previously approved by such individuals);

(iii) a merger or consolidation of the Corporation or any one or more subsidiaries owning a majority of the consolidated assets of the Corporation and all subsidiaries, or a sale of all or substantially all of the assets of the Corporation and its consolidated subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation’s securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

(iv) a recapitalization, reorganization or other transaction involving the Corporation or any subsidiary that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or

(v) the execution by the Corporation or its controlling stockholders of an agreement providing for any of the foregoing events.

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B.	The following new Section 6.11 is hereby added to the Certificate:

6.11. Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not affect any conversion of the Preferred Stock, and a holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable conversion notice, such holder (together with such holder’s affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable regulations of the Securities and Commission (the “Commission”), including any “group” of which the holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below); provided, however, that the Beneficial Ownership Limitation shall not apply with respect to the issuance of shares of Common Stock upon conversion of Preferred Stock in connection with, and from immediately prior to the consummation of, a Change of Control Event in which the Corporation is not the surviving entity to the extent that the number of shares beneficially owned in a successor entity to the Corporation after giving effect to such Change of Control Event (the “Successor Entity”) by the holder, its affiliates and any group of which the holder is a member immediately following consummation of such Change of Control Event would not exceed the Maximum Percentage (as defined below) of any class of equity securities registered under the Exchange Act of the Successor Entity or of a surviving entity’s parent. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its affiliates and any group of which the holder is a member shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock subject to the conversion notice with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Preferred Stock beneficially owned by such holder or any of its affiliates or any member of any group of which the holder is a member, and (B) exercise or conversion of the unexercised or unconverted portion of any other Common Stock Equivalents beneficially owned by such holder or any of its affiliates or any member of any group of which the holder is a member that are subject to a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the holder setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder (which may be by electronic mail), the Corporation shall, within one (1) Business Day thereof, confirm orally and in writing to such holder (which may be by electronic mail) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Preferred Stock, by such holder or any of its affiliates or any member of any group of which the holder is a member since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the holder. The “Beneficial Ownership Limitation” shall be 9.99% (as such percentage, upon not less than 61 days’ prior notice to the Corporation, may be increased or decreased pursuant to the following sentence, the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion notice (to the extent permitted pursuant to this Section 6). A holder may from time to time increase or decrease the Maximum Percentage of the Beneficial Ownership Limitation to any other percentage; provided, that any such increase or decrease (i) will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) will apply only to such holder. A purchaser of shares of Preferred Stock may waive the application of the Beneficial Ownership Limitation as it applies to such Person altogether by providing the Corporation with notice of such waiver prior to the shares of Preferred Stock being issued to such Person. The Corporation shall be entitled to rely on representations made to it by a holder in any conversion notice regarding its Beneficial Ownership Limitation.

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IN WITNESS WHEREOF, the undersigned has executed this First Amendment to Certificate of Designation as of this 10th day of November, 2025.

TG-17, Inc.

By:
Name:	Doron Kempel
Title:	Chief Executive Officer

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